Exhibit 99.1

GrowGeneration Acquires Agron.io B2B Integrated Platform

Agron.io Powered by GrowGeneration Will Serve as a New Portal for Commercial Growers and End-to-End Solution to Better Plan, Optimize and Manage their Operations

DENVER, March 22, 2021 /PRNewswire/ – GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced its acquisition of Agron.io, a leading wholesale agriculture platform that allows commercial growers to manage their purchasing and logistics in one platform. Powered by proprietary enterprise resource planning (ERP) technology, Agron.io offers commercial pricing, real-time inventory, and one of the largest product catalogs in the industry, with over 10,000 products in over 60 categories, including greenhouses, vertical benching, controlled environmental systems, HVAC, and industrial equipment. The platform manages real-time product updates, tier-pricing changes, case quantities, pallet quantities, profit margin projections, hazmat fees, ETL/UL listings and state chemical regulations, as well as guarantees the latest shipping quotes using API generated pallet and box shipping rates. The Company expects Agron will contribute $20 million in revenue for GrowGen this year.

With this acquisition, Agron.io Powered by GrowGeneration continues to be a one-stop destination for GrowGeneration’s growing roster of commercial clients across the U.S. GrowGeneration provides growers from retail and craft growers, to many of the nation’s largest multi-state operators (MSOs) with everything they need to efficiently and sustainably grow cannabis indoors at scale, from greenhouses to lights, and from nutrients to equipment.

“As additional legal cannabis markets continue to open up across the country, we are expanding and enhancing our commercial services, from facility design and consulting to volume product pricing, to deliver best-in-class support for large growers,” said Darren Lampert, GrowGen’s CEO. “The Agron.io platform is a strategic and exciting addition to our portfolio and comes with a highly skilled team of customer service experts trained to help growers navigate the complexities of planning, growing and sustaining a commercial agriculture facility.”

Launched in 2016 and based in Denver, Colorado, Agron.io’s team of specialists have overseen more than 200 buildouts, managing every aspect from light layouts and photosynthetic photon flux density (PPFD) calculations, to vertical benching, irrigation and HVAC design, to fertigation and integrated pest management. They also provide financing options and manage administrative matters such as online purchasing history and order tracking.

“We developed Agron.io to provide next-level support for commercial growers, whose orders are extremely time-sensitive,” said John Dreibelbis, Agron.io’s CEO. “By joining forces with GrowGen, we can reach even more commercial growers with enhanced services, competitive pricing and drop-shipping from the nearest GrowGen distribution center.”

Jeff Gordon, Co-Founder and CTO stated, ”Agron.io was created to give commercial customers real-time data to manage their purchasing and logistics. Connecting our technology with the Grow Generation distribution network, and a world class team of commercial experts, we now have a platform that is a complete game changer for our evolving industry.”

With the addition of Agron.io Powered by GrowGen for commercial accounts, GrowGen will continue to operate its e-commerce platform GrowGeneration.com for retail and craft cannabis and organic produce growers. The GrowGeneration.com site features online ordering of over 10,000 products, ranging from organic nutrients and soils to advanced lighting technology; enhanced order tracking; buy online pickup in store (BOPIS) capability; a virtual garden center with 16 product departments; and a GrowPro channel featuring educational and how-to content from grow specialists.

“Our acquisition of Agron.io is another example of GrowGen’s customer-first approach,” said Tony Sullivan, GrowGen’s Chief Operating Officer. “With Agron.io Powered by GrowGen, we can provide a more technical, customized experience for our commercial customers, while GrowGeneration.com enables us to meet the needs of retail and craft growers looking for the best selection and prices.”

The Agron.io acquisition is GrowGen’s eighth this year and follows yet another quarter of record earnings. In January, the Company pre-announced fourth-quarter revenues of $61.5 million, bringing full-year 2020 revenue to $192 million, up 140% from 2019. Same-store sales increased 63% for full-year 2020, compared to the previous year. The Company also raised its 2021 revenue guidance to $335 million-$350 million and raised its 2021 adjusted EBITDA guidance to $38 million-$40 million. GrowGen plans to have 55 garden center locations by the end of 2021.

For more information about GrowGen, or to locate its stores, please visit www.growgeneration.com.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 52 stores, which include 8 locations in Colorado, 18 locations in California, 2 locations in Nevada, 1 location in Arizona, 2 locations in Washington, 6 locations in Michigan, 1 location in Rhode Island, 5 locations in Oklahoma, 2 locations in Oregon, 5 locations in Maine,1 location in Florida and 1 location in Massachusetts. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Investor Contact:
John Evans
GrowGeneration
john.evans@growgeneration.com

Press Contact:
Sara Geisner
Trailblaze
sara@trailblaze.co

Connect:

Website: www.GrowGeneration.com

Instagram: growgen

Facebook: GrowGenerationCorp

Twitter: @GrowGenCorp

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